Exhibit 10.35

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment to Employment Agreement (“the agreement”) dated September 1, 2020 between Connectyx Technologies Holding Group, now Curative Biotechnology Inc. 1825 NW Corporate Blvd suite 110 Boca Raton FL 33431 (hereinafter “the Company” and Paul M Michaels an individual (“the employee”) with an address of 3620 Gardens Parkway, Palm Beach Gardens, FL 44310.; as amended from time to time.

Whereas the initial term of the agreement is set to expire on August 31st 2023; and

Whereas the Company and the Employee both desire to extend the Agreement for another two (2) years; and

Whereas the Company has recently engaged an Investment Banking firm to raise capital that will be required for the Company to continue to operate during those two years;

Now Therefore the parties hereto agree to following amendments to the Agreement:

Funding recognition. The Employee hereby acknowledges and understands that the Company has yet to secure adequate funding and until such time as such funding is received all obligations of the Company to pay salary and/or benefits to Employee shall accrue on the Company’s books to be paid when and if the Board determines that adequate funding has been secured.

Employee’s salary shall be reduced to $250,000 annual salary. Employee shall receive an additional $50,000 a year to serve as Chief Executive Officer of Curative Biotech Japan, K.K.

All other terms and conditions of the existing Employment contract shall remain as stated and are hereby reconfirmed by both Parties

For COMPANY:

Paul Michaels

Executive Chairman

Date: 9/14/2023

For COMPANY:

I Richard Garr

CEO

Date: 9/14/2023

EMPLOYEE:

Paul M. Michaels

Date: 9/14/2023